UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AXIS CAPITAL HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual General Meeting

of Shareholders and

2016 Proxy Statement

Your vote is important

Please vote by using the Internet, the telephone,

or by signing, dating, and returning the enclosed proxy card

March 29, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda on Thursday, May 5, 2016 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte Ltd., will be present to respond to questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Michael A. Butt

Chairman of the Board

Thursday, May 5, 2016 at 8:30 a.m. local time

AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda

1.	To elect the four Class III Directors listed herein to hold office until 2019;
2.	To approve, by non-binding vote, the compensation paid to our named executive officers;
3.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Close of business on March 10, 2016

By Order of the Board of Directors,

Richard T. Gieryn, Jr.

Corporate Secretary

March 29, 2016

This Notice of Annual General Meeting of Shareholders and Proxy Statement are being distributed or made available, as the case may be, on or about March 29, 2016. The Proxy Statement, the 2015 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2015 are available at https://materials.proxyvote.com/G0692U.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

PROXY STATEMENT SUMMARY

AXIS Capital Holdings Limited	Thursday, May 5, 2016

2016 General Annual Meeting

8:30 a.m. local time

AXIS House

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Directions to the 2016 Annual General Meeting may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

Definition	When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

Agenda	1.	The election of the four nominees for Class III Directors as identified in this proxy statement.

2.	The approval, by non-binding vote, of the compensation paid to our named executive officers.

3.	The appointment of Deloitte Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

4.	Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Proxies Solicited By	The Board of Directors of AXIS Capital Holdings Limited.

First Mailing Date	We anticipate mailing the proxy statement on March 29, 2016.

Record Date	March 10, 2016. On the record date, there were 93,217,675 outstanding common shares entitled to vote at the meeting.

Voting	Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Majority Vote Standard

Assuming that there is a quorum consisting of two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company, the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy at the Annual General Meeting is required for the election of directors, the non-binding approval of the compensation paid to our NEOs and the ratification of the appointment of Deloitte. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum. In determining whether: (i) a director nominee has been elected by the shareholders; and (ii) the compensation paid to our NEOs has been approved, abstentions and “broker non-votes” will have no effect on the outcome of either of these proposals because such shares are not considered votes cast. Under current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm is considered a

PROXY STATEMENT SUMMARY 1

“discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. Therefore, there will be no “broker non-votes” on the ratification of the appointment of Deloitte and in determining whether the proposal has received the requisite number of affirmative votes to be approved, abstentions will have no effect on such proposal because such shares are not considered votes cast. We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Proxies	We will vote signed returned proxies “FOR” the Board’s director nominees, “FOR” the ratification of the appointment of Deloitte as our independent public accountants for 2016 and “FOR” the approval of the compensation of our named executive officers, or “NEOs”, unless you vote differently on the proxy card.

Revoking Your Proxy	Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

2015 Company Financial Performance and Total Shareholder Return	2015 net income available to common shareholders was $602 million and return on average common equity (“ROACE”) was 11.5%, as compared to $771 million and 14.8%, respectively, in 2014.

During 2015, we returned $447 million to shareholders, through $123 million in reinvested dividends and $324 million in share repurchases. Since our 2003 initial public offering, the Company has repurchased approximately 98 million shares for a total of $3.6 billion, inclusive of the accelerated share repurchases that concluded on January 15, 2016.

The quarterly dividend was increased by 21% in December 2015 to $0.35 per share, representing the twelfth consecutive annual dividend increase since we declared our first dividend following our initial public offering.

Our cumulative total shareholder return (stock price appreciation plus dividends) for the one and three-year periods ended in 2015 was 12.5% and 73.9%, respectively, compared to 1.4% and 52.6%, respectively, for the S&P 500 Index and 9.5% and 75.3%, respectively, for the S&P P&C Insurance Index.

Diluted book value per common share (“DBVPS”) rose at an annual compounded rate of 11.0% from 2002 through 2015 and diluted book value per common share, adjusted for accumulated dividends declared, increased at a 12.5% annual compounded rate for the same period.

Although our previously announced agreement and plan of amalgamation (the “amalgamation agreement”) with PartnerRe Ltd. (“PartnerRe”) ultimately was terminated on August 2, 2015, we received a $280 million termination fee and $35 million in expense reimbursement from PartnerRe following the termination of the amalgamation agreement.

2015 Executive Compensation Program Changes	In December 2015, our stock ownership guidelines were revised to apply to the Company’s directors, in addition to the Company’s senior officers, in order to enhance the alignment of their long-term interests with that of AXIS.

2 PROXY STATEMENT SUMMARY

Previously Implemented Changes

•	Adopted the use of OROACE and growth in DBVPS adjusted for dividends as the sole financial metrics for evaluating cash bonus awards and equity awards, respectively;

•

Introduced segment and business unit financial performance metrics within our 2014 Annual Incentive Plan and adjusted the weightings of the metrics for our business unit and corporate function leaders, further enhancing the correlation between executive pay and performance;

•	Converted equity targets from a fixed number of shares or units to a fixed-dollar target allowing for closer targeting of market pay levels;

•	Split equity grants for our NEOs and other senior executives evenly between performance-vesting and time-vesting awards;

•	Implemented stock ownership guidelines that apply to the Company’s executive officers, and other senior officers, in order to encourage a long-term focus in managing the Company;

•	Amended executive officer employment agreements to eliminate any excise tax gross-up provisions and to limit perquisites;

•	Adopted an executive compensation recoupment, or “clawback”, policy that allows us to recoup compensation paid to our NEOs under certain circumstances;

•	Amended our insider trading policy to prohibit all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations;

•

Replaced “single-trigger” change of control vesting provisions in equity award agreements with “double-trigger” provisions, which provide for accelerated vesting of awards due to a change of control only if either AXIS terminates the executive’s employment without cause or the executive terminates his or her employment for good reason within two years following a change of control; and

•	Implemented cash-settlement at vesting for 50% of equity awards, excluding awards to NEOs, in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.

Corporate Governance Highlights	Corporate Governance continues to be an area of significant focus for our Board. In order to ensure that our corporate governance framework enables our Board to oversee the operation and strategic direction of our Company and carry out its responsibilities to shareholders, we regularly engage with our shareholders as well as governance organizations. These interactions help us to review our corporate governance principles and practices to ensure that they are appropriate in light of emerging practices and reflect our strong commitment to good corporate governance. Our current practices include the following, many of which are discussed in further detail throughout this proxy statement:

•	Majority vote standard for election of directors

•	No stockholder rights plan (“poison pill”)

•	Independent lead director

•	No “over-boarding.” None of our directors serve on the board of directors of more than three other publicly-held corporations

•	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

•	Shareholder engagement

•	Majority independent Board and fully independent Audit, Compensation and Corporate Governance and Nominating Committees

•	Regular Board and Committee self-evaluation process

Prompt return of your proxy will help reduce the costs of resolicitation.

PROXY STATEMENT SUMMARY 3

PROPOSAL 1. ELECTION OF DIRECTORS

BOARD STRUCTURE

Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class III director expires at the Annual General Meeting in 2016; the term of office for each Class II director will expire at the Company’s Annual General Meeting in 2017; and the term of office for each Class I director will expire at the Company’s Annual General Meeting in 2018. At each annual general meeting of the Company, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Four Class III directors are to be elected at the meeting to hold office until the Company’s Annual General Meeting in 2019. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

Our Board has reviewed its classified board structure and continues to believe that this structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management.

As compared with an annual election process, this approach promotes a long-term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short and long-term priorities. We believe that a classified election process remains in the best interests of our shareholders.

SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors are expected to bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Committee carefully considers are the benefits to the Company of diversity of race, gender, ethnicity and national origin in board composition.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth in “Director Nominees” and “Directors Continuing in Office” below. In particular, the Board considered the following:

•	Mr. Bell’s extensive background in capital markets transactions as well as economic, financial and country risk analysis;

•

Mr. Benchimol’s 34 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and, formerly, Chief Financial Officer;

•	Ms. Boisseau’s extensive background and significant expertise in insurance law and regulation;

•	Mr. Butt’s 49 years of insurance industry experience and expertise;

4 PROPOSAL 1. ELECTION OF DIRECTORS

•	Mr. Davis’s distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses;

•	Mr. Friedman’s expertise in corporate law and finance and his years of experience in the mergers and acquisitions arena;

•	Mr. Greetham’s significant experience as an investment analyst and portfolio manager as well as his extensive experience in asset management and the insurance industry;

•	Mr. Keane’s significant experience in banking and financial services, which includes service as the Group Chief Executive Officer of the Bank of Ireland;

•	Sir Andrew Large’s background in investment banking and his distinguished career with the Bank of England, including his service there as a Deputy Governor for Financial Stability;

•	Ms. Lister’s background in banking and finance and her experience as the Chairperson and Chief Executive Officer of the Bermuda Monetary Authority;

•	Mr. Ramey’s extensive insurance industry knowledge and significant background in international insurance operations and management;

•	Mr. Smith’s background and extensive banking experience, including his 31 year career with the Bank of Bermuda;

•	Ms. Young’s background, expertise in Asian matters and significant experience advising multinational business enterprises; and

•	Mr. Zeller’s extensive global insurance and reinsurance background, management experience and knowledge, including his experience as the Chairman of the Executive Board of Hannover Re.

In addition, in connection with the nominations of Messrs. Benchimol, Greetham, Keane and Smith for election as directors at the 2016 Annual General Meeting, the Board considered their valuable contributions to the Company’s success during their term of Board service.

PROPOSAL 1. ELECTION OF DIRECTORS 5

DIRECTOR NOMINEES

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting.

Name	Age	Class	Position
Albert A. Benchimol	58	III	Chief Executive Officer and President
Christopher V. Greetham	71	III	Independent Director
Maurice A. Keane	74	III	Independent Director
Henry B. Smith	67	III	Independent Director

Albert A. Benchimol	Albert A. Benchimol was appointed President and Chief Executive Officer of AXIS Capital Holdings Limited in May 2012 and has served as a director since January 2012. Mr. Benchimol joined the Company as Executive Vice President and Chief Financial Officer in January 2011. He formerly served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010, and Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010. Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was previously with the Bank of Montreal from 1982 to 1989.

Christopher V. Greetham	Christopher V. Greetham has served as a director since October 2006. From 1996 to 2006, he served as Chief Investment Officer of XL Capital Ltd. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, Mr. Greetham served as an investment analyst and a portfolio manager at Bankers Trust Company.

Maurice A. Keane	Maurice A. Keane has served as a director since September 2002. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He was a member of the National Pension Reserve Fund Commission from February 2007 until December 2014. He served as a director of Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation Limited) from the time of its nationalization in January 2009 until February 2013.

Henry B. Smith	Henry B. Smith has served as a director since May 2004. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operations Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of these nominees.

6 PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting.

Name	Age	Class	Position
Geoffrey Bell (1)	76	III	Independent Director
Jane Boisseau	70	I	Independent Director
Michael A. Butt	73	I	Chairman of the Board of Directors
Charles A. Davis	67	I	Independent Director
Robert L. Friedman	73	II	Independent Director
Sir Andrew Large (1)	73	I	Independent Director
Cheryl-Ann Lister	59	II	Independent Director
Thomas C. Ramey	72	II	Independent Director
Wilhelm Zeller	71	II	Independent Director
Alice Young	65	I	Independent Director

(1)	On February 25, 2016, Mr. Bell and Sir Andrew Large provided notice to the Board of their respective retirements from the Board of Directors of the Company, in each case effective as of the close of business on May 5, 2016, the date of the Company’s 2016 Annual General Meeting.

Geoffrey Bell	Geoffrey Bell has served as a director since September 2006. He currently is President of Geoffrey Bell and Company formed in 1982 as a consultant to major corporations and banks internationally providing advice on capital market transactions as well as undertaking economic, financial and country risk analysis. He is also a Founding member of the Board of Directors of the Consultative Group of International Economic and Monetary Affairs known as the Group of 30.

Jane Boisseau	Jane Boisseau was elected as a director in December 2012. Ms. Boisseau is a former partner and Co-Chair of the Insurance Regulatory Department of the law firm Dewey & LeBoeuf LLP with substantial experience in a variety of insurance regulatory, compliance and transactional matters. She began her legal career in 1985 at LeBoeuf, Lamb, Leiby & MacRae, the predecessor firm to Dewey & LeBoeuf LLP. Ms. Boisseau holds a law degree from the New York University School of Law.

Michael A. Butt	Michael A. Butt has served as Chairman of the Board or a director since September 2002. Mr. Butt has over 49 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni. Mr. Butt also was the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009. In 2011, Mr. Butt was appointed as an Officer of the Order of the British Empire to commemorate his distinguished contributions toward the building of the Bermuda reinsurance industry.

Charles A. Davis

Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC (“Stone Point”). From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman,

PROPOSAL 1. ELECTION OF DIRECTORS 7

Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis also is a director of The Hershey Company and The Progressive Corporation.

Robert L. Friedman	Robert L. Friedman has served as a director since our inception. Since July 2012, Mr. Friedman has been a Senior Advisor of The Blackstone Group L.P. (“Blackstone”). From February 1999 to June 2012, he was a Senior Managing Director of that firm, and from January 2003 to August 2010 he was also its Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman currently serves as a director of YRC Worldwide Inc.

Sir Andrew Large	Sir Andrew Large has served as a director since December 2006. He retired as Deputy Governor for Financial Stability at the Bank of England and as a member of the Bank’s Monetary Policy Committee in 2006. Prior to his appointment to the Bank of England in September 2002, he was Deputy Chairman of the Board of Barclays Bank plc from May 1998 when he also chaired the Group of 30 Project on Clearing and Settlement. From 1992 to 1997, he chaired the Securities and Investments Board in the United Kingdom. He was an investment banker from 1970 through 1990 at Orion Bank and Swiss Bank Corporation of which he was a member of the Management Board from 1987 through 1989. He began his career at British Petroleum in 1964.

Cheryl-Ann Lister	Cheryl-Ann Lister was elected as a director in September 2008. Ms. Lister began her career in 1980 in the investment department of the Bank of N.T. Butterfield & Son Limited. From 1987 to 1992, she served as the manager of the investment department at Bermuda Commercial Bank. In 1992, she joined EBT Securities Limited, a privately held international investment trading company, and ultimately served as a director with responsibilities for the company’s operations in Bermuda and Brazil. From 1999 through 2006, Ms. Lister served in both the Chairperson and Chief Executive Officer roles at the Bermuda Monetary Authority, which is responsible for regulating and supervising financial institutions in Bermuda. Ms. Lister was a founding member and President of the Bermuda Society of Financial Analysts and served as a Governor for the Association of Investment Management and Research (now the CFA Institute). She also served as President of the International Society of Financial Analysts. Ms. Lister currently serves as a consultant to the Bermuda Ministry of Justice on matters relating to anti-money laundering and anti-terrorism financing, is the Chairperson of the National Anti-Money Laundering Committee and serves as a director of FIL Limited.

Thomas C. Ramey	Thomas C. Ramey was elected as a director in July 2009. Mr. Ramey was Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. He also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009. Prior to joining Liberty, he was President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, and founder and President of an international healthcare trading company. He is currently a trustee of the Brookings Institution. Mr. Ramey was formerly a Director of The Warranty Group, the International Insurance Society, the Coalition of Services Industries and Chairman of the International Fund for Animal Welfare. He was also formerly a member of the Chongqing, China Mayor’s International Advisory Council.

Alice Young	Alice Young was elected as a director in February 2013. From 1994 until her retirement in 2015, Ms. Young served as a partner at the international

8 PROPOSAL 1. ELECTION OF DIRECTORS

law firm Kaye Scholer LLP and also as Chairperson of the firm’s Asia Pacific practice. She has extensive experience advising multinational entities and entrepreneurs on their business and investment activities in the United States and Asia. Ms. Young also serves as a member of the Board of Directors and on the Executive and Examining Committees of Mizuho Trust & Banking Co. (USA); as a Lifetime Trustee of the Aspen Institute and Trustee of The Asia Foundation; and as an Associate Fellow of Davenport College, Yale University. Ms. Young is also a member of the Council on Foreign Relations, Committee of 100, Asia Society, the US-China Business Council and Japan Society.

Wilhelm Zeller	Wilhelm Zeller was elected as a director in July 2009. From 1996 to June 2009, Mr. Zeller served as the Chairman of the Executive Board of Hannover Re. Prior to joining Hannover Re, he was a member of the Executive Board of Cologne Re from 1977 through 1995. In 1995, he was also a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re. From 1970 through 1977, Mr. Zeller served as the head of the Casualty Department and International Department Non-Life at Zurich Insurance Company. A NACD board leadership fellow, he currently is a corporate director and consultant, serving as a director of EIS Group Ltd. and Willis Towers Watson.

PROPOSAL 1. ELECTION OF DIRECTORS 9

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

Corporate governance is an area of significant focus for our Board and is a critical component to our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:

✓	Majority vote standard for election of directors. Each director must be elected by a majority of votes cast, not a plurality.

✓	No “over-boarding”. None of our directors serve on the board of directors of more than three other publicly-held corporations.

✓	Shareholder engagement. We engage with our shareholders to better understand their perspectives.

✓	Regular Board and committee self-evaluation process.

✓	No hedging the economic risk of owning AXIS stock or pledging of AXIS stock for loans or other obligations.

✓	Independent lead director.
✓	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting.

✓	Majority independent Board. Our Board comprises all independent directors, except our CEO and Chairman.

✓	Independent Audit, Compensation and Corporate Governance and Nominating Committees.

✓

Robust Code of Business Conduct. AXIS is committed to operating our business with the highest level of ethical conduct and has adopted the Code of Business Conduct that applies to all employees as well as the Board of Directors. Our Code of Business Conduct is available at www.axiscapital.com.

DIRECTOR INDEPENDENCE

Our Board currently consists of 14 directors, of whom 12 are independent directors. The Board has affirmatively determined that each of Messrs. Bell, Davis, Friedman, Greetham, Keane, Large, Ramey, Smith and Zeller and Mmes. Boisseau, Lister and Young is independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. On February 25, 2016, Mr. Bell and Sir Andrew Large provided notice to the Board of their respective retirements from the Board, in each case as of the close of business on May 5, 2016, the date of our Annual General Meeting, at which time our Board will consist of 12 directors, of whom ten will be independent directors. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. Similarly, because Mr. Butt was an employee of the Company until his May 3, 2012 retirement and also is a consultant to us, he is not independent under the NYSE listing standards. Mr. Butt continues to serve as Chairman of the Board in his capacity as a non-management director. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors.

With respect to Mr. Charles A. Davis, the Board reviewed his current relationship with Stone Point, assets that we currently have under management with affiliates of Stone Point and contracts for services we have with affiliates of Stone Point. The Board determined that none of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE. For more details about this relationship and transactions, see “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chairman, Mr. Butt, received $950,000 in consulting fee payments in 2015 pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended December 5, 2013, and December 5, 2014. The consulting agreement was further amended on January 15, 2016 to extend the term of the agreement to the 2017 Annual General Meeting for an annual fee of $500,000.

Mr. Davis is the Chief Executive Officer of Stone Point. In the ordinary course of business, we have contracted with StoneRiver RegEd Inc., an affiliate of Stone Point, for broker and adjuster licensing, appointment and compliance services and SKY Harbor Capital Management, LLC, also an affiliate of Stone Point, for asset management services for certain of our short duration high yield debt portfolios. In 2015, we paid $494,146 to StoneRiver RegEd Inc. and $3,326,336 to SKY Harbor Capital Management, LLC for their respective services.

10 CORPORATE GOVERNANCE

Additionally, we currently have $30 million committed to the NXT Capital Senior Loan Fund II and $30 million committed to the NXT Capital Senior Loan Fund III (the “NXT Funds”). The manager of the NXT Funds is an indirect subsidiary of NXT Capital Holdings, L.P. (“NXT Capital”). Investment funds managed by Stone Point own approximately 45% of NXT Capital. During 2015, fees paid to NXT Capital totaled $763,738.

We provide insurance in the ordinary course of business to various entities that are affiliated with some of our directors and/or principal shareholders. These transactions are negotiated on an arm’s-length basis.

Policies and Procedures for Transactions with Related Persons. We analyze all transactions in which AXIS participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts promptly to our General Counsel.

In addition to the reporting requirements under the Code of Business Conduct, to identify related person transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Any potential related person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.

BOARD COMMITTEES

Our Board maintains Executive, Audit, Compensation, Corporate Governance and Nominating, Finance and Risk Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at www.axiscapital.com. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board in within the meaning of the NYSE listing standards, applicable SEC regulations and our Corporate Governance Guidelines.

Name	Executive	Audit	Compensation	Corporate Governance and Nominating	Finance	Risk	Independent Director
Mr. Bell			Member		Member	Member	X
Mr. Benchimol	Member					Member
Ms. Boisseau		Member		Member			X
Mr. Butt	Member
Mr. Davis	Member				Chair		X
Mr. Friedman			Member		Member		X
Mr. Greetham			Member		Member	Chair	X
Mr. Keane		Member		Member		Member	X
Sir Andrew Large				Member		Member	X
Ms. Lister				Member		Member	X
Mr. Ramey		Chair	Member				X
Mr. Smith	Chair	Member	Chair	Chair			X
Ms. Young		Member		Member			X
Mr. Zeller					Member	Member	X
2015 Meetings	3	11	6	4	4	4

Executive Committee. The Executive Committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.

Audit Committee. The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and

CORPORATE GOVERNANCE 11

independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE, our Corporate Governance Guidelines and under the Exchange Act. Our Board has determined that Mr. Ramey qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Compensation Committee. The Compensation Committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of our Board committees, overseeing the annual evaluation of the Board and its committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE.

Finance Committee. The Finance Committee oversees the finance function of the Company, including the investment of funds and financing facilities. It also is responsible for establishing our investment policies and guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.

Risk Committee. The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and to monitor our compliance with our aggregate risk standards and risk appetite. The Risk Committee also evaluates compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.

MEETINGS OF THE BOARD AND ITS COMMITTEES

Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met 21 times during the year ended December 31, 2015. The increase in the number of Board meetings in 2015, relative to the number of board meetings held in recent years, was primarily in connection with our proposed amalgamation with PartnerRe which was terminated on August 2, 2015. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s). All of our directors attended our 2015 Annual General Meeting, with the exception of Ms. Young, who had a scheduling conflict.

MEETINGS OF NON-MANAGEMENT DIRECTORS

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2015, as part of the agenda for each of the five regularly-scheduled Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.

12 CORPORATE GOVERNANCE

LEAD INDEPENDENT DIRECTOR

The Board believes that the role of Lead Independent Director enhances effective governance. The Company’s Corporate Governance Guidelines provide that the non-management directors will elect a Lead Independent Director for a three-year term of office or until his or her successor shall be duly appointed. The Lead Independent Director may serve for a maximum of two consecutive three-year terms. Mr. Smith has served as Lead Independent Director since May 2012. In addition to presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present, the Lead Independent Director’s duties include:

•	providing input on meeting scheduling, agendas and information that is provided to the Board;

•	acting as a liaison between the independent directors and the Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on a per request basis.

BOARD LEADERSHIP STRUCTURE

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the Chief Executive Officer and Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’ leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt serves as our Chairman of the Board, while Mr. Benchimol serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2015, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

CONSIDERATION OF DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting for the preceding year; provided, that, if the date of the annual general meeting is moved more than 30 days before or after the anniversary date of the annual general meeting for the preceding year, the deadline for giving written notice of the submission to our Secretary will instead be a reasonable time before we begin to print and mail our proxy materials. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.

CORPORATE GOVERNANCE 13

COMMUNICATIONS WITH BOARD OF DIRECTORS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

RISK GOVERNANCE AND RISK MANAGEMENT ORGANIZATION

The key elements of our governance framework, as it relates specifically to risk management with respect to the AXIS group of companies (the “Group”), are described below.

Board of Directors’ Level. The Risk Committee of the Board (“Risk Committee”) assists the Board of Directors in overseeing the integrity and effectiveness of our enterprise risk management framework, and ensuring that our risk assumption and risk mitigation activities are consistent with that framework. The Risk Committee reviews, approves and monitors our overall risk strategy, risk appetite and key risk tolerances and receives regular reports from the Group Risk Management function (“Group Risk”) to ensure any significant risk issues are being addressed by management. The Risk Committee further reviews, with management and Internal Audit, the Group’s general policies and procedures and satisfies itself that effective systems of risk management and controls are established and maintained. Among its other responsibilities, the Risk Committee also reviews and approves our annual Own Risk and Solvency Assessment (“ORSA”) report. The Risk Committee assesses the independence and objectivity of our Group Risk, approves its terms of reference and reviews its ongoing activities.

Following a recommendation by the Chief Executive Officer, the Risk Committee also conducts a review and provides a recommendation to the Board of Directors regarding the appointment and/or removal of the Chief Risk and Actuarial Officer. The Risk Committee meets with the Chief Risk and Actuarial Officer in separate executive session on a regular basis.

The Finance Committee of our Board oversees the Group’s investment of funds and adequacy of financing facilities. This includes approval of the Group’s strategic asset allocation plan. The Risk Committee ensures compliance with the Group’s risk framework. The Audit Committee of our Board, which is supported by our internal audit function, is responsible for overseeing internal controls and compliance procedures and also reviews with management and the Chairman of the Risk Committee the Group’s guidelines and policies regarding risk assessment and risk management.

Group Executive Level. Our management Executive Committee formulates our business objectives and risk strategy within the overall risk appetite set by our Board. It allocates capital resources and sets limits across the Group, with the objective of balancing return and risk. While the management Executive Committee is responsible overall for risk management, it has delegated some authority to various committees. Three executive level committees focus on the Group’s risk exposure:

•

Our Risk Management Committee is responsible for overseeing the integrity and effectiveness of the Group’s enterprise risk management framework, and ensuring that the Group’s risk assumption and risk mitigation activities are consistent with that framework, including a review of the annual business plan relative to our risk limits.

•

Our Investment & Finance Committee oversees the Group’s investment activities by, among other things, monitoring market risks, the performance of our investment managers and the Group’s asset-liability management, liquidity positions and investment policies and guidelines. The Investment & Finance Committee also prepares the Group’s strategic asset allocation and presents it to the Finance Committee of the Board for approval.

•	Our Reinsurance Security Committee sets out the financial security requirements of our reinsurance counterparties and recommends tolerance levels for different types of ceded business.

14 CORPORATE GOVERNANCE

Group Risk Management Organization. As a general principle, management in each of our business units is responsible in the first instance for both the risks and returns of its decisions. Management is the ‘owner’ of risk management processes and is responsible for managing our business within defined risk tolerances.

Our Chief Risk and Actuarial Officer leads our independent Group Risk function, and is responsible for oversight and implementation of the Group’s enterprise risk management framework as well as providing guidance and support for risk management practices. Group Risk is responsible for developing methods and processes for identifying, measuring, managing and reporting risk. This forms the basis for informing the Risk Committee and the Risk Management Committee of the Group’s risk profile. Group Risk develops our risk management framework and oversees the adherence to this framework at the Group and operating entity level. Our Chief Risk and Actuarial Officer regularly reports risk matters to our Chief Executive Officer, management Executive Committee and the Risk Committee.

Our global risk management network also includes Risk Officers within our business units and investment department. These local risk units, which have regular and close interaction with Group Risk, assist with implementing the risk management framework into our business.

Internal Audit, an independent, objective function, reports to the Audit Committee of the Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal Audit also provides independent assurance around the validation of our internal capital model and coordinates risk-based audits, compliance reviews, and other specific initiatives to evaluate and address risk within targeted areas of our business.

Our risk governance structure is further complemented by our Legal Department which seeks to mitigate legal and regulatory compliance risks with support from other departments. This includes ensuring that significant developments in law and regulations are observed and that we react appropriately to impending legislative and regulatory changes and applicable court rulings.

CODE OF BUSINESS CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines which, along with our Code of Business Conduct and the charters of the committees of our Board of Directors, provide a framework for the corporate governance of the Company addressing matters such as director qualification standards, director responsibilities and duties and compensation of our directors. Our Corporate Governance Guidelines and our Code of Business Conduct apply to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller and are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.

CORPORATE GOVERNANCE 15

PRINCIPAL SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of February 17, 2016 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:

•	Each person or group known to us to be the beneficial owner of more than 5% of our common shares

•	Each of our directors

•	Each of our NEOs

•	All of our directors and executive officers as a group

Directors and Executive Officers	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Geoffrey Bell	13,731	*
Albert A. Benchimol	210,408	*
Jane Boisseau	8,816	*
Michael A. Butt	1,215,956	1.3%
Charles A. Davis	4,410	*
Robert L. Friedman	51,546	*
Christopher V. Greetham	24,949	*
Maurice A. Keane	97,725	*
Sir Andrew Large	9,711	*
Cheryl-Ann Lister	24,260	*
Thomas C. Ramey	12,276	*
Henry B. Smith	44,527	*
Alice Young	4,022	*
Wilhelm Zeller	15,027	*
Christopher N. DiSipio	57,122	*
Joseph C. Henry	26,862	*
John D. Nichols	86,348	*
Peter W. Wilson	4,382	*
All directors and executive officers as a group (18 persons)	1,912,078	2.0%
Other Shareholders
FMR LLC and related entities (2)	8,578,730	8.89%
Pzena Investment Management, LLC (3)	5,637,010	5.8%
The Vanguard Group (4)	7,742,888	7.57%
BlackRock, Inc. (5)	6,455,761	6.7%
Vulcan Value Partners, LLC (6)	7,998,216	8.3%

*	Less than 1%

(1)	Unless otherwise indicated, the number of common shares beneficially owned and percentage ownership are based on 94,912,458 common shares outstanding as of February 17, 2016 adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 12 to the Schedule 13G/A filed on February 12, 2016 by FMR LLC, 245 Summer Street, Boston Massachusetts, 02210, and includes common shares beneficially owned as of December 31, 2015. FMR LLC has sole voting power over 708,065 common shares and sole dispositive power over 8,578,730 common shares; Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC and has sole dispositive power over 8,578,730 common shares; Fidelity Low-Priced Stock Fund has sole voting power over 6,742,500 common shares. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares

16 PRINCIPAL SHAREHOLDERS

owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(3)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Schedule 13G filed on February 2, 2016 by Pzena Investment Management, LLC (“Pzena”), 320 Park Avenue, 8th Floor, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2015. Pzena has sole voting power over 2,684,436 common shares and sole dispositive power over 5,637,010 common shares.

(4)	The number of common shares beneficially owned and the information set forth below is based solely on information contained in Schedule 13G filed on February 10, 2016 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, and includes common shares beneficially owned as of December 31, 2015. Vanguard has sole voting power over 96,769 common shares and sole dispositive power over 7,422,459 common shares.

(5)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Schedule 13G filed on January 25, 2016 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2015. BlackRock has sole voting power over 5,614,686 common shares and sole dispositive power over 6,455,761 common shares.

(6)	The number of common shares beneficially owned and the information set forth below is based solely on information contained in Schedule 13G filed on February 16, 2016 by Vulcan Value Partners, LLC (“Vulcan”) and Mr. C. T. Fitzpatrick, Chief Executive Officer/Chief Investment Officer/Principal of Vulcan, Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223, and includes common shares beneficially owned as of December 31, 2015. Vulcan has sole voting power over 7,294,492 common shares and sole dispositive power over 7,998,216 common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2015.

PRINCIPAL SHAREHOLDERS 17

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our current executive officers:

Name	Age	Position
Albert A. Benchimol (1)	58	Chief Executive Officer, President and Director
Christopher N. DiSipio	53	Chief Executive Officer, AXIS Accident & Health
Joseph C. Henry	63	Chief Financial Officer
John D. Nichols	56	Chief Executive Officer, AXIS Reinsurance
Peter W. Wilson	56	Chief Executive Officer, AXIS Insurance

(1)	Mr. Benchimol’s biography is available under “Director Nominees.”

Christopher N. DiSipio	Christopher N. DiSipio has been Chief Executive Officer of AXIS Accident & Health since February 2009 and has served as an Executive Officer since September 2012. Mr. DiSipio develops and implements our Accident & Health strategy worldwide. He has over 31 years of experience in the insurance industry, specifically in the Accident & Health business. Prior to joining AXIS, he had been with the Chubb Corporation since 1999, most recently as the Chief Operating Officer and Senior Vice President for Life, Accident & Health. Mr. DiSipio began his insurance career in 1984 as an underwriter with CNA Insurance Company, where he helped start and subsequently led the company’s International Accident & Health Division.

Joseph C. Henry	Joseph C. Henry joined the Company as Chief Financial Officer in June 2012. He previously had served as Executive Vice President and Chief Financial Officer of XL Insurance since 2006. From 2003 to 2006, Mr. Henry was the Global Controller for XL Global Services and also served as the interim Corporate Controller for XL Capital from 2005 to 2006. Prior to joining XL, he held various senior leadership positions at Meadowbrook Insurance Group including Chief Operating Officer and Chief Financial Officer. Mr. Henry began his career at KPMG where he became an Audit Partner before leaving to join the Hanover Insurance Companies as its Chief Financial Officer and Treasurer in 1987.

John “Jay” D. Nichols	John “Jay” D. Nichols joined the Company in April 2012 as Chief Executive Officer of AXIS Reinsurance. Mr. Nichols is the former President of RenaissanceRe Ventures Ltd., where he and his team were responsible for business development and management of RenaissanceRe’s Joint Ventures and Venture Capital businesses. In his role at RenaissanceRe, Mr. Nichols was responsible for the formation of DaVinci Reinsurance and Top Layer Reinsurance, as well as several sidecars and other ventures. Prior to joining RenaissanceRe in 1995, Mr. Nichols held various positions at Hartford Steam Boiler, Monarch Capital and the accounting firm of Matson, Driscoll and D’Amico. Mr. Nichols serves on the Board of Directors and as Chairman of the Audit Committee of Delaware North Companies.

Peter W. Wilson	Peter W. Wilson was appointed Chief Executive Officer of AXIS Insurance in April 2014. He joined AXIS in May 2013 as President of U.S. Insurance. Prior to joining the Company, Mr. Wilson served as President and Chief Operating Officer for CNA Specialty, a unit of CNA Financial Corporation, which is focused on professional and management liability, healthcare, surety and other specialized insurance products and services. During his more than 20-year tenure with CNA Financial Corporation, Mr. Wilson served in a number of leadership positions and had management responsibility for a diverse group of business units operating both in the U.S. and internationally. Prior to CNA, he served as an Executive Vice President at AIG, where he managed AIG’s commercial public D&O business in the U.S.

18 EXECUTIVE OFFICERS

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis section below as well as the discussion regarding the Compensation Committee and Compensation Committee Process, also below.

The Board has adopted a policy providing for annual Say on Pay advisory votes. Accordingly, the next Say on Pay vote, as well as a vote on Say on Pay frequency, will occur in 2017.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the compensation paid to our NEOs.

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION 19

COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis section which follows explains the Company’s executive compensation program as it relates to our named executive officers (the “NEOs”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2015 were:

Name	Title
Albert A. Benchimol	Chief Executive Officer and President (“CEO”)
Christopher N. DiSipio	Chief Executive Officer, AXIS Accident & Health
Joseph C. Henry	Chief Financial Officer (“CFO”)
John D. Nichols	Chief Executive Officer, AXIS Reinsurance
Peter W. Wilson	Chief Executive Officer, AXIS Insurance

EXECUTIVE SUMMARY

2015 Business Highlights

2015 was an active year for AXIS and featured several successful initiatives to steer the Company towards enhanced profitability and stability. Although the combination with PartnerRe Ltd. ultimately did not come to fruition, we received a $280 million termination fee and $35 million in expense reimbursement following the discontinuation of our merger plans. After the termination of the amalgamation agreement, we continued to focus on our key initiatives to make significant progress in pursuing the following four strategic objectives previously established by our CEO:

•	Delivering diversified growth

•	Optimizing our enterprise-wide risk portfolio

•	Enhancing operational excellence

•	Investing in our people and culture

Financially, 2015 was a year of solid profitability despite competitive markets and a difficult interest rate environment. Gross premiums written were relatively stable year over year on a constant currency basis. We also grew our book value and delivered good operating results. We again rewarded investors by returning an amount in excess of our operating profits through dividends and buybacks. AXIS finished the year with net income available to common shareholders of $602 million ($771 million in 2014), or $6.04 per diluted common share ($7.29 per diluted common share in 2014). Additionally, diluted book value per share, or DBVPS, increased year over year by approximately 7% to $54.08 per share and we achieved a return on average common equity, or ROACE, of 11.5%. For 2015, our value creation, or growth in DBVPS adjusted for dividends was 9.2%. With respect to the financial metrics used within our executive incentive plans, as described in more detail below, AXIS achieved an annual Operating ROACE of 7.7%, as compared to our 2015 Operating ROACE target of 9%. In addition, we grew our three year DBVPS adjusted for dividends by 30.0% compared to 29.0% for our peer group median as of September 30, 2015, our annual measurement date for this metric.

With respect to the Company’s non-financial objectives, the following items are among the highlights of our achievements during 2015 in advancing our strategic initiatives and were considered in evaluating the non-financial performance of our NEOs:

•	Overall improvement of our book of business, growing and enhancing the profitability of recent initiatives, expense control, and capital efficiency

•

Significant progress in our portfolio remediation efforts to improve profitability in our professional liability and property insurance businesses, following a comprehensive reassessment of these books of business; we also exited certain lines of business with weaker long term outlooks

•

Taking disciplined action through our review of operations to better align and deploy our resources into areas that provided the most attractive opportunities. These actions included a reduced focus on certain markets, including the wind down of the retail insurance operations in Australia

•	Significant enhancement of the underlying profitability of many of our portfolios through the application of analytics to guide our underwriting actions

20 COMPENSATION DISCUSSION AND ANALYSIS

•	Implementation of analytical enhancements including an economic risk database, event based modeling, and marginal pricing and risk based rank ordering capabilities in certain reinsurance lines

•	With additional investment in actuarial resources and data analytics, completed the introduction of more rigorous and detailed portfolio analyses for all lines of insurance business

•

Continued strong growth in our AXIS Accident and Health line of business supporting our steady progress towards becoming a leading player in the expanding worldwide market for accident and specialty health insurance and reinsurance solutions

•

Acquisition of Ternian Insurance Group, a provider of voluntary, limited-benefit health plans and other employee benefits, which delivers greater depth in the U.S. benefits market and increases our reach in serving brokers

•	Opening of a representative office in Dubai which will initially focus on accident and health reinsurance business

•	Growth of approximately 30% in new business initiatives premium in Insurance segment

•	Continued development of our successful relationship with the Lloyd’s market through our AXIS Syndicate 1686

•

Continued expansion of capabilities of AXIS Ventures, our third party capital vehicle, including a number of transactions that supported risk management objectives and delivered non-risk bearing revenue for the year

•	Establishment of an underwriting division in China which will focus on treaty reinsurance business on the Lloyd’s China platform beginning in the first quarter of 2016

•	Sustained activity in evaluating strategic partnership opportunities, including strategic investment and mergers and acquisitions, to support achievement of corporate goals

•	Meaningful progress on expense management initiatives including the identification of $50 million in expense efficiencies that will be achieved by the end of 2017

•	Establishment of significant strategic IT sourcing relationships which have and will continue to increase productivity and efficiency across our businesses

•	Continued investment in a training and development initiative designed to enhance the capabilities of our staff and improve staff retention

•

Additionally, our NEOs exemplified outstanding leadership and stewardship of the organization as the company prepared for the amalgamation with PartnerRe, while continuing to drive our day to day business activities.

Based on the Company’s financial results, business unit performance, the achievements and progress against strategic initiatives discussed above and the exceptional leadership demonstrated by each of our NEOs particularly during the amalgamation efforts, the Compensation Committee approved the following with respect to the 2015 performance year:

•	Bonuses awarded to our NEOs ranging between 105% and 144% of target

•	Equity grants for our NEOs granted at 100% of target, with vesting for 50% of the awards subject to satisfying Company specified performance conditions

•	No change to base salaries in 2016 for our NEOs

COMPENSATION DISCUSSION AND ANALYSIS 21

Executive Compensation Program Changes

In February 2015, the Compensation Committee adjusted the weightings of the metrics for our business unit and corporate function leaders within our 2014 Executive Annual Incentive Plan (the “2014 Annual Incentive Plan”), further enhancing the correlation between executive pay and performance. This structural change to our executive compensation program was in addition to the following best practices previously approved and implemented by the Compensation Committee that are intended to align executive compensation with the long-term interests of our shareholders:

✓	Fixed-dollar equity targets. We converted equity targets from a fixed number of shares or units to a fixed-dollar target allowing for closer targeting of market pay levels.

✓

Equity awards split between performance-vesting and time-vesting awards. Beginning in 2014, equity targets for our NEOs and other senior executives are split evenly between performance-vesting and time-vesting awards.

✓	No tax gross-ups. The employment agreements for our NEOs do not contain excise tax gross-up provisions and we do not provide other tax gross-ups beyond what is generally available for all employees.

✓	Independent compensation consultant. Our Compensation Committee engages an independent compensation consultant that reports directly to them.

✓

Cash-settlement for a portion of equity awards. Implemented cash-settlement at vesting for 50% of each equity award, excluding awards to our NEOs, in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.

✓	No individual executive retirement plans.
✓

All equity awards adjust based on performance. Our performance-vesting equity awards are adjusted at the time of vesting and our time-vesting equity awards are adjusted at the time of grant, in both cases based on growth in diluted book value per share over a three-year period as compared to our peers.

✓	Stock ownership guidelines. We maintain stock ownership guidelines and holding requirements that apply to our senior executives and directors to encourage a long-term focus in managing our business.

✓

Double-trigger in the event of a change-in-control. We replaced “single-trigger” change-in-control vesting provisions within our equity program to ensure that awards will only vest automatically upon a change in control of the Company if the employee is subsequently terminated.

✓

No hedging or pledging of AXIS stock. Our Insider Trading Policy prohibits all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations.

✓	Clawback Policy. Our executive compensation Clawback Policy allows us to recoup compensation paid to our NEOs under certain circumstances.

✓	Limited executive perquisites.

EXECUTIVE COMPENSATION PHILOSOPHY

We are a global insurer and reinsurer, with our mission being to provide our clients and distribution partners with a broad range of risk transfer products and services and meaningful capacity, backed by excellent financial strength. Accordingly, it is critical that we recruit, retain and motivate the best talent in the global marketplace. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, to provide below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or “at risk”, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility and overall contributions to our success. In addition to leading the Company’s day-to-day underwriting and operating activities, our NEOs manage and lead a team of senior professionals that we believe is one of the strongest teams in our industry. The significant diversity of our operations and successful management of these operations ultimately serve to maintain our capital and drive long-term shareholder returns. Therefore, we have designed our NEOs’ compensation to reflect this situation, both to compensate them for the functions they perform and to ensure that their compensation is connected to the successes attributable to their skills and responsibilities. The primary

22 COMPENSATION DISCUSSION AND ANALYSIS

consideration for our compensation decisions continues to be the assessment of our overall financial performance based on certain short-term and long-term financial metrics. For 2015, our incentive compensation programs were tied to Company financial performance and both Company and individual non-financial performance.

Company and Business Unit Financial Metrics

The financial metrics which we measure our Company performance against are operating return on average common equity (“OROACE”) and growth in DBVPS adjusted for dividends as compared to our peer group. We believe OROACE represents an appropriate short-term measure as it reflects the rate of return the Company is earning on its capital and surplus. Generally, the higher the return, the greater use the Company is making of the funds invested by its shareholders, assuming risk is measured and managed appropriately. As for our long-term Company financial performance measure, we use growth in DBVPS adjusted for dividends as compared to our peers, as we believe that the evidence demonstrates that this measure best reflects long-term financial success for insurers and reinsurers. Each year, the Compensation Committee sets a target OROACE after considering the Company’s business plan and market conditions for the current year. Under our growth in DBVPS metric, “target” performance is achieved only if the Company achieves growth at or above the 60th percentile of our peer group. Under our 2014 Annual Incentive Plan we use OROACE as the sole Company financial performance metric. Additionally, our 2014 Annual Incentive Plan incorporates a business unit financial metric to further enhance the pay-for-performance linkage for our business unit CEOs. Similarly, the growth in DBVPS metric is the sole Company financial performance measure under our equity program.

Company and Individual Non-Financial Metrics

Our CEO establishes the Company’s non-financial objectives, as described under the “2015 Business Highlights” section above. Our CEO evaluates and makes a recommendation to the Compensation Committee on the performance of the NEOs against these objectives. The Compensation Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final determination for this element of each NEO’s compensation.

COMPENSATION COMMITTEE PROCESS

Under our Compensation Committee’s charter, the Committee sets the CEO’s annual compensation after evaluating his performance under corporate goals and objectives set by the Committee each year. The Compensation Committee also has the authority to:

•	approve initial offers of employment for senior executives;

•	make recommendations to the Board regarding compensation programs and policies affecting our executives as well as our other employees;

•	make recommendations on the form and amount of director compensation;

•	approve all equity awards to our executives and set the pool for all other equity awards; and

•	approve the design of our incentive and equity compensation plans and any changes or amendments to those plans.

Our Compensation Committee generally receives proposals and information from our Chief Human Resources Officer, our CEO and the Committee’s independent consultant for their consideration regarding executive compensation and director compensation. The Compensation Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.

At the beginning of each calendar year, our Compensation Committee:

•	reviews the incentive plan results from the prior year;

•	approves equity awards and incentive cash payments for prior-year performance;

•	makes final determinations regarding salaries for the current year;

•	approves the Compensation Committee’s report for our proxy statement or Form 10-K;

•	establishes the performance goals under the incentive plans for the current year;

•	reviews the performance of the Committee’s independent consultant; and

•	conducts a self-assessment.

COMPENSATION DISCUSSION AND ANALYSIS 23

Mid-year, the Compensation Committee reviews the compensation consultant’s report regarding our executive compensation program and reviews our employee compensation programs. In the fall of every year, the Compensation Committee reviews our director compensation program, approves any needed changes to the director compensation program and conducts a preliminary assessment of our performance for the year. Our Compensation Committee generally meets at the end of each calendar year to make preliminary decisions regarding the salaries for the next calendar year and to determine the equity awards and incentive cash payments that will be made at the beginning of the next calendar year, subject to final year-end results. In February of the following year, and before any awards are distributed, the Compensation Committee considers the final audited year-end financial results and either confirms or adjusts the preliminary awards accordingly based upon their review.

RISK MANAGEMENT AND COMPENSATION

In line with the Company’s Compensation Risk Standard, the Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. The Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking. Specifically, the annual incentive and equity pool under the Company’s cash incentive and equity plans are tied to our OROACE and growth in DBVPS, respectively, which ensures that our shareholders’ short and long-term interests are at the forefront of decision-making for our employees and NEOs.

Additionally,

•

our Compensation Committee retains downward discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations, as was the case in 2011 when no annual bonuses were paid to our NEOs, or if our risk management policies or tolerances have been breached;

•	our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results, as described above;

•	our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;

•	the Chairman of our Compensation Committee meets annually with our Risk Committee to review the Company’s compensation policies; and

•	our Compensation Committee retains an independent compensation consultant, apart from any consultant retained by management, as discussed in detail below.

COMPENSATION COMMITTEE CONSULTANT

Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including sole authority to approve the fees and any other retention terms for any such consultant or advisor. The Compensation Committee engaged Farient Advisors LLC (“Farient”) as its independent compensation consultant for 2015 to assist in establishing compensation policies and programs. During 2015, Farient:

•	reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other NEOs;

•	provided merger-related compensation advice;

•	reported on all aspects of short- and long-term compensation program design, including incentive mix, measures and plan leverage;

•	reported on emerging trends and developments in executive compensation and corporate governance;

•	prepared quarterly formal presentations for the Compensation Committee regarding executive compensation; and

•	reviewed director compensation.

24 COMPENSATION DISCUSSION AND ANALYSIS

Farient did not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. In February 2015, the Compensation Committee evaluated whether any work performed by Farient raised any conflict of interest and determined that it did not.

From time to time, management also engages its own external compensation consultant to advise it with regard to the Company’s compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs.

2015 PEER BENCHMARKING

Although AXIS gives careful consideration to each element of total compensation, we evaluate our competitive position with respect to our NEOs on a total direct compensation basis, which consists of base salary and short and long-term incentives. We consider market pay practices when setting executive compensation, as the Compensation Committee uses benchmarking to guide decision-making with respect to executive pay levels. As a part of its evaluation, Farient provided executive compensation data, information on current market practices and alternatives to consider when determining compensation for our NEOs. In 2015, Farient advised on our peer group and then benchmarked our executive compensation program design, executive pay, and performance against that peer group, composed of insurance and reinsurance companies that are publicly traded and comparable to AXIS in product offerings, market segment, geography, annual revenues, premiums, assets and market value. The Committee reviews the composition of the peer group with its independent compensation consultant annually. In May 2015, the Committee approved the addition of The Chubb Corporation, W.R. Berkley Corporation, Alleghany Corporation and Markel Corporation and the deletion of Platinum Underwriters Holdings, Ltd. from the AXIS peer group.

Peer Group Companies

•	ACE Limited (The Chubb Corporation effective January 2016)

•	Alleghany Corporation

•	XL Group plc

•	Everest Re Group, Ltd.

•	PartnerRe Ltd.

•	Arch Capital Group Ltd.

•	Endurance Specialty Holdings Ltd.

•	Markel Corporation

•	Renaissance Re Holdings Ltd.

•	Aspen Insurance Holdings Limited

•	Allied World Assurance Company Holdings, Ltd.

•	Validus Holdings Ltd.

•	W.R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS 25

KEY COMPONENTS OF COMPENSATION

The following table lists the elements of target direct compensation for our 2015 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall Company, segment and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. The Committee establishes the performance measures and ranges of performance for the variable compensation elements.

	Component	Purpose
Fixed	Base Salary	• Attract and retain executives • Compensate executives for level of responsibility and experience
Variable	Annual Incentive Awards	• Reward achievement of annual Company financial and non-financial objectives, which include individual and business unit performance goals • Promote accountability and strategic decision-making
Variable	Long-Term Incentive Awards

•  Align the interests of our NEOs with those of our shareholders by rewarding the achievement of long-term goals

•  Encourage strategic long-term decision-making

•  Promote accountability

•  Retain key executives

BASE SALARY

Salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally with the demands of the market for executive talent. A competitive salary allows us to attract and retain key staff.

Placement of our NEOs within a salary range is based on the market data for an individual’s position, the executive’s expertise and historical compensation, geographic location, individual performance and the Compensation Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (other than with respect to his own salary).

The base salary for Mr. Benchimol was established in May 2012 when he was appointed as our CEO and President after previously serving as our Chief Financial Officer. Mr. Benchimol’s salary was determined by the Compensation Committee, after review of peer company chief executive officer compensation, and was set at and remains $1.1 million per year. Messrs. DiSipio, Henry, Nichols and Wilson’s salaries are governed by their employment agreements within the salary structure discussed above.

The CEO recommends annual salary increases, if any, for our NEOs (except for himself) at the end of each calendar year. The Compensation Committee reviews and approves the increases, if any, using the guidelines described above. The Compensation Committee reviews and evaluates the performance of the CEO and approves any changes to his salary. Those decisions are then reviewed and ratified by the independent directors of our Board.

The following table reflects the Compensation Committee’s decision to make no changes to our NEOs’ base salaries for 2016:

Name	FY 2015 Base Salary	FY 2016 Base Salary
Albert A. Benchimol	$1,100,000	$1,100,000
Christopher N. DiSipio	$500,000	$500,000
Joseph C. Henry	$565,000	$565,000
John D. Nichols	$900,000	$900,000
Peter W. Wilson	$800,000	$800,000

ANNUAL INCENTIVE AWARDS

Annual incentive compensation for our NEOs is provided under our 2014 Annual Incentive Plan adopted by our Compensation Committee in February 2014. The 2014 Annual Incentive Plan is intended to provide for more formulaic annual incentive payouts to our NEOs and serves as a critical tool for rewarding the achievement of our annual corporate goals.

26 COMPENSATION DISCUSSION AND ANALYSIS

In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO. Annual incentive targets for our NEOs are governed by the terms of their employment agreements, but are not guaranteed. The individual annual incentive targets for our NEOs for 2015 and 2016 are as follows:

Name	2015 Bonus Target	2016 Bonus Target
Albert A. Benchimol	175%	175%
Christopher N. DiSipio	100%	100%
Joseph C. Henry	100%	100%
John D. Nichols	125%	125%
Peter W. Wilson	125%	125%

Annual incentive compensation is determined based on OROACE, business unit financial metrics and individual non-financial metrics as follows:

•

For the OROACE metric, payout factors ranged from 0% to 200%, with 9% OROACE yielding 100% of target payout and OROACE above 19% yielding a 200% of target payout and pro-rata funding based on other OROACE results.

•	For the achievement of business unit financial metrics (where applicable) and individual non-financial metrics, payout factors can also range between 0% and 200%.

Additionally, the Compensation Committee approved 2015 weightings for each of these metrics for our CEO and other NEOs as follows:

Metric	Financial Metric Weighting	Non-Financial Weighting	Business Unit Financial Metric Weighting
CEO	70%	30%	N/A
Business Unit Leaders	30%	40%	30%
Corporate Function Leaders	60%	40%	N/A

Performance Results and Payouts

With respect to our financial goals for the year, AXIS achieved an annual OROACE of 7.7%, which resulted in a payout factor of 87%. For the business unit financial metric, payout factors ranged from 50% to 125%. For non-financial metrics, payout factors ranged from 160% to 200%, based on Company performance and each NEO’s relative contribution to the advancement of our strategic initiatives, as described in the 2015 Business Highlights section above. In evaluating the NEO’s performance, the Compensation Committee took particular note of each NEO’s extraordinary efforts in connection with the proposed merger transaction with PartnerRe while maintaining a high level of performance in their normal day-to-day job responsibilities. Further, the Committee noted that the $280 million termination fee received from PartnerRe upon the termination of the merger was not reflected in the operating income component of the OROACE calculation, but nevertheless was a meaningful component of the Company’s 2015 performance.

The combined, adjusted weighting for all metrics resulted in bonus payments to our NEOs ranging from 105% to 144% of their 2015 bonus targets. The tables below illustrate the calculation used for each of our NEOs under the Annual Incentive Plan to determine bonus payouts:

Albert A. Benchimol

2015 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	87%	70%	60.9%	$1,925,000	$1,172,325
Non-Financial	200%	30%	60.0%		$1,155,000
TOTAL			120.9%		$2,327,325

COMPENSATION DISCUSSION AND ANALYSIS 27

Christopher N. DiSipio

2015 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	87%	30%	26.1%	$ 500,000	$130,500
Business Unit Financial	105%	30%	31.5%		$157,500
Non-Financial	165%	40%	66.0%		$330,000
TOTAL			123.6%		$618,000

Joseph C. Henry

2015 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	87%	60%	52.2%	$ 565,000	$294,930
Non-Financial	200%	40%	80.0%		$452,000
TOTAL			132.2%		$746,930

John D. Nichols

2015 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	87%	30%	26.1%	$1,125,000	$293,625
Business Unit Financial	125%	30%	37.50%		$421,875
Non-Financial	200%	40%	80.0%		$900,000
TOTAL			143.6%		$1,615,500

Peter W. Wilson

2015 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	87%	30%	26.1%	$1,000,000	$261,000
Business Unit Financial	50%	30%	15.0%		$150,000
Non-Financial	160%	40%	64.0%		$640,000
TOTAL			105.1%		$1,051,000

28 COMPENSATION DISCUSSION AND ANALYSIS

The graphs below summarize the Company’s financial targets within our 2014 Annual Incentive Plan along with actual results and the corresponding bonus payouts to our CEO and other NEOs. The $280 million termination fee that we received upon the termination of the amalgamation agreement with PartnerRe is not reflected in the 2015 operating income component of OROACE.

LONG-TERM INCENTIVE AWARDS

In 2015, we provided long-term incentive compensation through equity awards under our shareholder-approved 2007 Long-Term Equity Compensation Plan (the “2007 LTEP”). Equity awards are an especially valuable tool in linking the personal interests of our NEOs to those of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of the executive’s equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider to be very important in a competitive industry.

In March 2015, two types of equity awards were granted to our NEOs: (a) time-vesting awards with performance-based adjustments at the time of grant (“RSUs”); and (b) performance-vesting awards with performance-based adjustments applied at the time of vesting (“PSUs”).

The RSUs granted on March 1, 2015 were awarded at 90% of each NEO’s target, based on the relative DBVPS performance metric in place for our equity plan. The PSUs vest in a single installment on the third anniversary of

COMPENSATION DISCUSSION AND ANALYSIS 29

the grant date, if performance metrics are met, while the RSUs vest 25% per year over four years. Both RSUs and PSUs granted to our NEOs settle 100% in shares of AXIS common stock. The equity awards below reflect performance for the 2014 fiscal year that were granted early in 2015. They are included in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” in this proxy statement.

Name	2014 Equity Target	PSUs and RSUs Awarded in 2015 (2) (2014 Performance)
Albert A. Benchimol (1)	N/A	N/A
Christopher N. DiSipio	$720,000	$ 683,962
Joseph C. Henry	$1,200,000	$1,139,954
John D. Nichols	$1,400,000	$1,329,955
Peter W. Wilson	$900,000	$ 854,979

(1)	In May 2015, Mr. Benchimol was awarded $2,500,000 in PSUs and $2,500,000 in RSUs upon the expiration of his initial three-year term of employment as our CEO. He had not received an equity award since May 2012 and did not have a 2014 equity target.

(2)	Amounts represent the $51.31 grant date fair value per share of the RSU and PSU awards granted on March 1, 2015.

As detailed below, Mr. Benchimol did not receive an annual equity award for 2014 performance. Mr. Benchimol was granted a one-time equity award in 2012 in lieu of annual equity grants that traditionally would have been made over the initial three-year term of his employment agreement. The table below illustrates 2014 and 2015 equity targets, expressed as a fixed-dollar amount, as well as the 50/50 split between time-vesting and performance-vesting awards:

			2015-Target – Split
Name	2014 RSU Target	2015 RSU Target	Time- Based RSUs (1)	Performance- Based RSUs (2)
Albert A. Benchimol	N/A	$5,000,000	$2,500,000	$2,500,000
Christopher N. DiSipio	$720,000	$720,000	$360,000	$360,000
Joseph C. Henry	$1,200,000	$1,200,000	$600,000	$600,000
John D. Nichols	$1,400,000	$1,400,000	$700,000	$700,000
Peter W. Wilson	$900,000	$900,000	$450,000	$450,000

(1)	The RSUs vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

(2)	The PSUs vest in a single installment on the third anniversary of the grant date, if performance metrics are met.

The determination of adjusted targets for RSUs and ultimate vesting payouts for PSUs is based on pre-determined criteria, as follows:

•

RSU targets are adjusted at time of grant based on a three-year look-back in growth in DBVPS adjusted for dividends as compared to our peers, measured as of September 30 of the performance year. Adjustments to time-based targets can range from 75% to 125% of target, depending on our growth in DBVPS percentile as compared to our peer group.

•

PSU targets are adjusted at time of vesting based on a three-year look-back in growth in DBVPS adjusted for dividends as compared to our peers as of the September 30 preceding the PSU vesting date. Adjustments at vesting can range from 10% to 200% of target, depending on our growth in DBVPS percentile as compared to our peer group.

The adjustments to RSUs were phased in over a three-year period. For grants made in early 2014, we used a one-year look back period with minimum adjustments to target of 100%; for grants made in early 2015, we used a two-year look back period with minimum adjustments to target of 90%; and grants made in early 2016 used the full three-year look back and the full range of potential adjustments to target.

30 COMPENSATION DISCUSSION AND ANALYSIS

The table below illustrates the 2015 equity target and 50/50 split between RSUs and PSUs for equity awards granted in early 2016 and the potential payouts, without regard to movement in share price, under each grant.

Name	2015 Equity Target	Value Ranges						Total Value Ranges Based on Performance
		Time-Based Vesting (50%)			Performance-Based Vesting (50%)
		75%	100%	125%	10%	100%	200%	Minimum	Maximum
Albert A. Benchimol	$5,000,000	$1,875,000	$2,500,000	$3,125,000	$250,000	$2,500,000	$5,000,000	$2,125,000	$8,125,000
Christopher N. DiSipio	$720,000	$270,000	$360,000	$450,000	$36,000	$360,000	$720,000	$306,000	$1,170,000
Joseph C. Henry	$1,200,000	$450,000	$600,000	$750,000	$60,000	$600,000	$1,200,000	$510,000	$1,950,000
John D. Nichols	$1,400,000	$525,000	$700,000	$875,000	$70,000	$700,000	$1,400,000	$595,000	$2,275,000
Peter W. Wilson	$900,000	$337,500	$450,000	$562,500	$45,000	$450,000	$900,000	$382,500	$1,462,500

The Compensation Committee believes the significant range between the minimum and maximum equity payouts, as displayed above, highlights the meaningful amount of NEO compensation that is at risk under the 2013 Equity Program and reflects the Company’s commitment to a pay-for-performance compensation structure in alignment with the interests of our shareholders.

Performance Results

For the three year performance period ending September 30, 2015, our annual measurement date for diluted book value per share, AXIS ranked fifth among the 15 company peer group which put us in the 73rd percentile of our peer group, resulting in RSU funding at 100% of target. Accordingly, the Compensation Committee approved the following equity awards in early 2016 for 2015 performance. These awards, approved in February 2016, will be reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s public disclosures.

	2015 Equity Awards (Granted in early 2016)
Name	Time-Based RSUs	Performance-Based RSUs	Total
Albert A. Benchimol	$2,500,000	$2,500,000	$5,000,000
Christopher N. DiSipio	$360,000	$ 360,000	$720,000
Joseph C. Henry	$600,000	$ 600,000	$1,200,000
John D. Nichols	$700,000	$ 700,000	$1,400,000
Peter W. Wilson	$450,000	$ 450,000	$900,000

Vesting

RSU awards vest in four equal installments over a four-year vesting period, while PSU awards “cliff vest” on the third anniversary of the date of grant, subject to satisfying certain Company performance criteria. Because our PSUs were first granted in 2014, none of our PSUs have vested to date.

COMPENSATION DISCUSSION AND ANALYSIS 31

MIX OF PAY

The table below displays the 2015 mix of pay as disclosed in the “Summary Compensation Table” included in this proxy statement. Mix of pay includes base salary, annual incentive (bonus) payment and awards of RSUs and PSUs.

As illustrated above, in 2015, our CEO had 87% of his pay at risk. Our other NEOs’ at-risk pay for 2015 ranged from 71% to 77%.

CEO’S MIX OF PAY

Total direct compensation for our CEO, as set forth in the “Summary Compensation Table” below increased by 121% from 2014 to 2015, primarily as a result of Mr. Benchimol receiving an equity award in May 2015. In connection with Mr. Benchimol’s appointment as CEO and President in May 2012, he was granted an award of 500,000 shares of restricted stock. The award was intended to:

•	align the long-term interests of our new CEO with those of our shareholders; and

•	reward him in the event our performance exceeds the median of our peer group over a three-year period.

Under the terms of this award, 250,000 of the shares time vested in three equal installments on the first, second and third anniversary of the May 2012 award date. The remaining 250,000 shares were eligible to vest in May 2015 only if our three-year growth in DBVPS, measured as of March 31, 2015, was greater than that of the median of the Company’s peer group. On May 7, 2015, the Compensation Committee of the Board of Directors determined that the performance vesting criteria applicable to the 250,000 shares were not satisfied and as a result, the 250,000 shares were forfeited.

The one-time award in 2012 was granted in lieu of annual equity grants that traditionally would be made over the three-year life of his employment agreement. Consistent with this intent, Mr. Benchimol did not receive an annual equity award for 2012, 2013 or 2014 performance, respectively, unlike the other NEOs who received annual equity awards. In May 2015, Mr. Benchimol was awarded $2,500,000 in PSUs and $2,500,000 in RSUs upon the expiration of his initial three-year term of employment as our CEO. He had not received an equity award since May 2012.

32 COMPENSATION DISCUSSION AND ANALYSIS

The table below illustrates the actual amounts of Mr. Benchimol’s 2015 total direct compensation (base salary, bonus and equity award compensation, as reported in the “Summary Compensation Table” in this proxy statement).

PERQUISITES AND OTHER PERSONAL BENEFITS

Because our business is global and we are headquartered in Bermuda, many of our NEOs are required to relocate or to maintain a second residence or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, we provide reimbursements for a certain amount of personal travel for return trips home to NEOs who work away from their home countries, as well as, in some cases, housing allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.

SEVERANCE BENEFITS

Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

COMPENSATION DISCUSSION AND ANALYSIS 33

We provide our NEOs with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the NEO’s position. We believe these benefits are needed to attract and retain talented executives in our industry. These provisions encourage individuals to move from other firms in the industry and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so we can obtain valuable agreements from the NEOs to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers after leaving and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon his or her departure from AXIS, which we consider a valuable benefit to us.

RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS/ANTI-HEDGING AND PLEDGING

The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material non-public information. In addition, the Company’s policy on insider trading prohibits all employees and directors from engaging in hedging transactions with respect to the Company’s securities and also prohibits pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

We believe it is important to align the financial interests of our senior executives and directors with those of our shareholders. Accordingly, we have adopted guidelines which specify the minimum amount of AXIS securities that we expect our directors, NEOs and key senior management employees to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. Our stock ownership guidelines require our CEO to hold AXIS securities with a value equal to a minimum of five times his annual base salary and require the other NEOs and covered members of senior management to hold AXIS securities with a value equal to a minimum of two to three times their annual base salary. Directors are required to hold AXIS securities with a minimum value of $300,000. Executives subject to the guidelines have five years to meet the applicable minimum requirement from the later of (a) September 2009 (the date of adoption of the guidelines); or (b) the date of promotion or appointment to a position subject to the guidelines.

U.S. TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executives, although performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). For AXIS, this rule has limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and consider the impact of this rule when developing and implementing our executive compensation program, compliance with the requirements of Section 162(m) has not been a driving factor in the operation of our executive compensation program.

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing. Consistent with this philosophy, at the end of 2015, the Company conducted an outreach with shareholders owning approximately 25% of its outstanding shares. The Company inquired whether its NEO compensation programs adequately aligned executive pay with corporate performance and the shareholder’s interests. The Company also reviewed the effectiveness of the Company’s corporate governance policies with these shareholders and continues to incorporate the information received from such shareholders into its compensation policies and practices.

34 COMPENSATION DISCUSSION AND ANALYSIS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

COMPENSATION DISCUSSION AND ANALYSIS 35

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

Geoffrey Bell

Robert L. Friedman

Christopher V. Greetham

Thomas C. Ramey

36 COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation earned by: (i) each individual who served as a Chief Executive Officer of AXIS in 2015; (ii) each individual who served as a Chief Financial Officer of AXIS in 2015; and (iii) the other three most highly compensated executive officers for the year ended December 31, 2015.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Albert A. Benchimol CEO, President and Director	2015	1,100,000	402,325	4,999,901	1,925,000	497,671	8,924,896
	2014	1,100,000	203,088	-	1,925,000	576,518	3,804,606
	2013	1,100,000	-	-	1,900,000	653,631	3,653,631
Christopher N. DiSipio CEO, AXIS Accident & Health	2015	500,000	118,000	683,962	500,000	51,731	1,853,693
	2014	500,000	72,000	719,919	400,000	54,017	1,745,936
Joseph C. Henry CFO	2015	565,000	181,930	1,139,954	565,000	67,196	2,519,080
	2014	565,000	90,400	1,199,924	565,000	64,750	2,485,074
	2013	565,000	-	1,168,800	548,050	63,721	2,345,571
John D. Nichols CEO, AXIS Reinsurance	2015	900,000	490,500	1,329,955	1,125,000	472,378	4,317,833
	2014	900,000	220,050	1,399,941	1,125,000	435,431	4,080,422
	2013	900,000	-	1,558,400	1,091,250	235,390	3,785,040
Peter W. Wilson CEO, AXIS Insurance	2015	800,000	51,000	854,979	1,000,000	82,769	2,788,748
	2014	786,346	-	1,157,900	1,000,000	78,635	3,022,881

(1)	Amounts represent the grant date fair value per share of the RSU and PSU award which is based on the closing price of our common stock on the date of grant.

(2)	The All Other Compensation for 2015-Supplemental Table below provides details regarding the 2015 amounts.

ALL OTHER COMPENSATION FOR 2015 – SUPPLEMENTAL TABLE

The following table describes the incremental cost of other benefits provided in 2015 that are included in the “All Other Compensation” column.

Name	Personal Use of Aircraft ($)(1)	Housing Allowance ($)	Retirement Contributions ($) (2)	Other Compensation ($) (3)	All Other Compensation ($)
Albert A. Benchimol	45,451	300,000	26,500	125,720	497,671
Christopher N. DiSipio	-	-	51,731	-	51,731
Joseph C. Henry	-	-	26,500	40,696	67,196
John D. Nichols	-	300,000	26,500	145,878	472,378
Peter W. Wilson	-	-	82,769	-	82,769

(1)	This amount represents the incremental cost to the Company of the aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease cost for the aircraft, are not included. On certain occasions, a family member or guest may accompany the executive on a flight.

(2)	The amounts for Messrs. Benchimol, Henry and Nichols represent a Company contribution under the AXIS 401(k) Plan. The amounts for Messrs. DiSipio and Wilson represent Company contributions under the AXIS 401(k) Plan and the U.S. Supplemental Plan.

(3)	Other Compensation includes: (i) a cash payment in lieu of a Company contribution to the U.S. Supplemental Plan for Messrs. Benchimol ($109,135), Henry ($39,945) and Nichols ($83,269), as these executives are no longer eligible participants due to changes in Section 457A of the Internal Revenue Code; (ii) a home leave benefit for Mr. Nichols ($52,197) and spousal travel for Mr. Nichols ($10,412); and (iii) the cost of legal fees for Mr. Benchimol ($16,585).

EXECUTIVE COMPENSATION 37

GRANTS OF PLAN-BASED AWARDS IN 2015

The following table provides information on annual incentive payments and restricted stock awards granted in 2015 to each of our NEOs.

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (5)			All Other Stock Awards: Shares of Stock or Units (#) (9)	Grant Date Fair Value of Stock ($) (10)
		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Threshold ($) (6)	Target ($) (7)	Maximum ($) (8)
Albert A. Benchimol	5/18/2015				249,995	2,499,950	4,999,901		2,499,950
	5/18/2015							44,634	2,499,950
	N/A	0	1,925,000	3,850,000
Christopher N. DiSipio	3/1/2015				35,999	359,991	719,982		359,991
	3/1/2015							6,314	323,971
	N/A	0	500,000	1,000,000
Joseph C. Henry	3/1/2015				59,997	599,968	1,199,936		599,968
	3/1/2015							10,524	539,986
	N/A	0	565,000	1,130,000
John D. Nichols	3/1/2015				69,997	699,971	1,399,942		699,971
	3/1/2015							12,278	629,984
	N/A	0	1,125,000	2,250,000
Peter W. Wilson	3/1/2015				44,999	449,989	899,977		449,989
	3/1/2015							7,893	404,990
	N/A	0	1,000,000	2,000,000

(1)	Effective date of grants of restricted stock unit awards under our 2007 LTEP, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis – Long-Term Equity Compensation Plans.”

(2)	Amounts represent the minimum incentive bonus opportunity pursuant to the 2014 Annual Incentive Plan.

(3)	Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.

(4)	Amounts represent the maximum incentive bonus opportunity pursuant to the 2014 Annual Incentive Plan.

(5)	Messrs. Benchimol, DiSipio, Henry, Nichols and Wilson received equity awards split between RSUs and PSUs. The PSUs vest in one installment on the third anniversary of the grant date, subject to satisfying certain Company performance conditions.

(6)	Amounts represent the minimum PSU award subject to performance vesting.

(7)	Amounts represent the target PSU award subject to performance vesting.

(8)	Amounts represent the maximum PSU award subject to performance vesting.

(9)	Amounts represent the number of RSUs granted. The RSUs vest in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

(10)	Amounts represent the $51.31 grant date fair value per share of the equity awards granted on March 1, 2015 with the exception of Mr. Benchimol. Grant date fair value per share of the equity award granted to Mr. Benchimol on May 18, 2015 is $56.01.

38 EXECUTIVE COMPENSATION

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Albert A. Benchimol	Under the terms of an employment agreement between Mr. Benchimol and the Company dated May 3, 2012, as amended on March 9, 2015 and January 19, 2016, Mr. Benchimol serves as our President and Chief Executive Officer for a term of service to December 31, 2018. Under the employment agreement, Mr. Benchimol is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our Annual Incentive Plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our 2013 Equity Program; (iv) a monthly housing allowance of $25,000 for a residence in Bermuda; (v) up to 30 hours of personal use of the Company aircraft each calendar year; (vi) participation in any employment benefit plans made available to our executives; and (vii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Benchimol’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 24 months from the date of any termination.

Christopher N. DiSipio	Mr. DiSipio serves as the Chief Executive Officer of AXIS Accident & Health under an employment agreement dated February 27, 2014 for a term of service to December 31, 2016 and is entitled to: (i) an annual base salary of no less than $500,000; (ii) participation in our Annual Incentive Plan at an initial annual bonus target of 80% of base salary should performance targets be met; (iii) participation in our 2013 Equity Program with an initial annual target restricted stock unit award valued at $720,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. DiSipio’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a six month notice period should Mr. DiSipio desire to voluntarily terminate his employment with the Company, a non-competition provision for a six month period from the date of his voluntary termination or termination by the Company for cause and a non-solicitation provision for a period of 12 months from the date of any termination.

Joseph C. Henry	Under the terms of an employment agreement dated January 23, 2015, Mr. Henry serves as our Chief Financial Officer for a term of service to December 31, 2017 and is entitled to: (i) an annual base salary of $565,000; (ii) participation in our Annual Incentive Plan at an annual bonus target of 100% of base salary should performance targets be met; (iii) participation in our 2013 Equity Program with an annual target restricted stock unit award valued at $1,200,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

EXECUTIVE COMPENSATION 39

Mr. Henry’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Henry desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.

John D. Nichols	Mr. Nichols serves as the Chief Executive Officer of AXIS Reinsurance under an employment agreement dated January 23, 2015 for a term of service to December 31, 2017 and is entitled to: (i) an annual base salary of $900,000; (ii) participation in our Annual Incentive Plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our 2013 Equity Program with an annual target restricted stock unit award valued at $1,400,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Nichols’ employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Nichols desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.

Peter W. Wilson	Under the terms of an employment agreement dated June 23, 2014, Mr. Wilson serves as our Chief Executive Officer of AXIS Insurance for a term of service to December 31, 2016 and is entitled to: (i) an annual base salary of no less than $800,000; (ii) participation in our Annual Incentive Plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our 2013 Equity Program with an initial annual target restricted stock unit award valued at $900,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Wilson’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Wilson desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.

LONG-TERM EQUITY COMPENSATION

2007 Long-Term Equity Compensation Plan. In 2007, our Board adopted and our shareholders approved the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan as amended with shareholder approval in 2009 and 2012 (“2007 LTEP”). The 2007 LTEP provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards and other equity-based or equity-related awards to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan

40 EXECUTIVE COMPENSATION

participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. During 2015, only RSUs and PSUs were awarded under the 2007 LTEP to our NEOs.

Awards of RSUs and PSUs represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. All of the RSU awards granted to our NEOs during 2015 vest (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversaries of the date of grant. All of the PSU awards granted to our NEOs during 2015 vest in a single installment on the third anniversary of the date of grant, if performance metrics are met. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control.” RSUs and PSUs awarded to our NEOs settle 100% in shares of our common stock. Holders of RSU and PSU awards receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting.

2014 ANNUAL INCENTIVE PLAN

We provide annual incentive payments under our 2014 Annual Incentive Plan to provide performance-based cash annual bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our 2014 Annual Incentive Plan, see “Compensation Discussion and Analysis”–“Annual Incentive Awards” above.

RETIREMENT BENEFITS

Our NEOs participate in our U.S. 401(k) Plan and our U.S. Supplemental Plan. During 2015, Messrs. Benchimol, DiSipio, Henry, Nichols and Wilson participated in the AXIS 401(k) Plan. Messrs. DiSipio and Wilson participated in our U.S. Supplemental Plan during 2015.

In the United States, we maintain the AXIS 401(k) Plan under which participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2015, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $265,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.

We also maintain the U.S. Supplemental Plan in the United States which is designed to permit eligible participants to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan, to make additional deferrals from their bonus payments of up to 100% of their bonus and to receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants in the U.S. Supplemental Plan expressed as a percentage of the participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan.

ADDITIONAL BENEFITS

Each of our NEOs are encouraged to participate in our Executive Health Examination Program which entitled each of them to have a physical examination in 2015. We pay the full cost of the physical examination plus any travel-related expenses. None of our NEOs completed a physical examination in 2015.

In 2005, our Compensation Committee adopted a formal practice permitting personal use of corporate aircraft by certain of our executive officers. Mr. Benchimol is currently our only executive eligible for personal usage of the aircraft and his employment contract provides for up to 30 hours of personal usage per calendar year.

EXECUTIVE COMPENSATION 41

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table sets forth information regarding all outstanding equity awards held by our NEOs.

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Number Units of Stock that have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Albert A. Benchimol	-	-	-	2/6/2012	13,125	737,888	-	-
				5/18/2015	44,634	2,509,323	44,634	2,509,323
								Aggregate Market Value:
								5,756,534
Christopher N. DiSipio	-	-	-	2/6/2012	5,175	290,939	-	-
				2/4/2013	12,500	702,750	-	-
				3/1/2014	6,090	342,380	8,120	456,506
				3/1/2015	6,314	354,973	7,016	394,440
								Aggregate Market Value:
								2,541,987
Joseph C. Henry	-	-	-	6/18/2012	3,750	210,825	-	-
				2/4/2013	15,000	843,300	-	-
				3/1/2014	10,151	570,689	13,534	760,881
				3/1/2015	10,524	591,659	11,693	657,380
								Aggregate Market Value:
								3,634,735
John D. Nichols	-	-	-	4/2/2012	12,500	702,750	-	-
				2/4/2013	20,000	1,124,400	-	-
				3/1/2014	11,843	665,813	15,790	887,714
				3/1/2015	12,278	690,269	13,642	766,953
								Aggregate Market Value:
								4,837,900
Peter W. Wilson	-	-	-	5/6/2013	12,500	702,750	-	-
				3/1/2014	21,620	1,215,476	-	-
				3/1/2015	7,893	443,744	8,770	493,049
								Aggregate Market Value:
								2,855,020

(1)	The RSU awards all vest equally at 25% per year over a four-year period. The PSUs will vest in a single installment on the third anniversary of the grant date, provided certain performance conditions are satisfied. A special equity grant awarded to Mr. Wilson on March 1, 2014 will vest in a single installment on the third anniversary of the grant date, which represents a portion of the total RSUs granted to him in 2014 above.

(2)	The market value is based on the closing price of common stock on December 31, 2015 ($56.22).

42 EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table sets forth information regarding the amounts received by our NEOs as a result of the exercise of stock options and vesting of restricted stock held by our NEOs during the 2015 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Albert A. Benchimol	-	-	121,459	6,249,331	(1)
Christopher N. DiSipio	-	-	13,065	877,194	(2)
Joseph C. Henry	-	-	14,633	769,978	(3)
John D. Nichols	-	-	26,447	1,356,923	(4)
Peter W. Wilson	-	-	5,375	566,985	(5)

(1)	Total shares vested for Mr. Benchimol consisted of:

– 25,000 on January 17, 2015 based on the closing price of our common stock on January 17, 2015 of $48.90

– 13,125 on February 6, 2015 based on the closing price of our common stock on February 6, 2015 of $50.74

– 83,334 on May 3, 2015 based on the closing price of our common stock on May 3, 2015 of $52.33

(2)	Total shares vested for Mr. DiSipio consisted of:

– 3,125 on February 4, 2015 based on the closing price of our common stock on February 4, 2015 of $51.06;

additionally, an equivalent value of 3,125 shares (50% of the RSU award) was settled in cash as per original award terms

– 5,175 on February 6, 2015 based on the closing price of our common stock on February 6, 2015 of $50.74

– 3,750 on February 7, 2015 based on the closing price of our common stock on February 7, 2015 of $50.74

– 1,015 on March 1, 2015 based on the closing price of our common stock on March 1, 2015 of $51.83;

additionally, an equivalent value of 1,015 shares (50% of RSU award) was settled in cash as per original award terms

(3)	Total shares vested for Mr. Henry consisted of:

– 7,500 on February 4, 2015 based on the closing price of our common stock on February 4, 2015 of $51.06

– 3,383 on March 1, 2015 based on the closing price of our common stock on March 1, 2015 of $51.83

– 3,750 on June 18, 2015 based on the closing price of our common stock on June 18, 2015 of $56.45

(4)	Total shares vested for Mr. Nichols consisted of:

– 10,000 on February 4, 2015 based on the closing price of our common stock on February 4, 2015 of $51.06

– 3,947 on March 1, 2015 based on the closing price of our common stock on March 1, 2015 of $51.83

– 12,500 on April 2, 2015 based on the closing price of our common stock on April 2, 2015 of $51.34

(5)	Total shares vested for Mr. Wilson consisted of:

– 2,250 on March 1, 2015 based on the closing price of our common stock on March 1, 2015 of $51.83;

additionally, an equivalent value of 2,250 shares (50% of the RSU award) was settled in cash as per original award terms

– 3,125 on May 6, 2015 based on the closing price of our common stock on May 6, 2015 of $53.40;

additionally, an equivalent value of 3,125 shares (50% of the RSU award) was settled in cash as per original award terms

PENSION BENEFITS FOR 2015

We have no pension benefits for our NEOs.

EXECUTIVE COMPENSATION 43

NONQUALIFIED DEFERRED COMPENSATION FOR 2015

The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Albert A. Benchimol	-	-	-	-	-
Christopher N. DiSipio	146,323	24,000	(8,109)	-	768,314
Joseph C. Henry	-	-	-	-	-
John D. Nichols	-	-	-	-	-
Peter W. Wilson	-	52,635	1,186	-	78,527

(1)	These amounts include contributions and/or balances in the U.S. Supplemental Plan for Messrs. DiSipio and Wilson. Employer contributions for the 2015 plan year were made in January 2016. Messrs. Benchimol, Henry and Nichols are not eligible to participate in the U.S. Supplemental Plan due to IRS Regulation 457A.

Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Our contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service is completed. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and 10 years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2015.

2007 Long-Term Equity Compensation Plan. Under the 2007 LTEP, as described above, upon the occurrence of a change in control, unless otherwise provided in the applicable award agreement or other agreement and unless provision is made in connection with the change of control for the assumption of awards previously granted or substitution for such awards of new awards covering stock of a successor corporation, executive officers receive the following benefits:

•	Options and stock appreciation rights become immediately exercisable, and remain exercisable throughout their entire term, unless exercised, cashed out, or replaced.

•	Performance units are paid out as if the date of the change in control were the last day of the applicable performance period and “target performance levels” had been attained.

•	All other outstanding awards will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to the awards will lapse.

However, our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change of control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause; or (b) by the awardee with good reason, in each case within 24 months of the change of control.

In addition to the benefits described above for all executive officers, our NEOs, collectively referred to as “Executives” for purposes of this summary, are entitled to additional benefits under their respective employment agreements upon termination of their employment.

In particular, the Executives’ employment will automatically terminate upon death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury. We may terminate the Executives’ employment without cause upon 30 days’ notice, except that we may only terminate Mr. Benchimol’s employment without cause upon 12-months’ notice. The Executives may terminate their employment upon at least 12-months’ notice to us, except for Mr. DiSipio whose notice period to us is six months. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of their respective employment agreement.

44 EXECUTIVE COMPENSATION

Under each of the Executives’ employment agreements, we may terminate the Executives’ employment for cause upon the Executives’:

(i)	material breach of the terms of their employment;

(ii)	conviction for a felony or commission of any act which would rise to the level of a felony;

(iii)	commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(iv)	willful violation of our specific directives;

(v)	commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(vi)	willful failure to perform a substantial part of their duties; or

(vii)	breach of fiduciary duty.

Under each of the Executives’ employment agreements, except for Mr. DiSipio, in the event the Executive is terminated for cause, the Executives are given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.

Under the employment agreements, the Executives may terminate their employment for good reason if: (i) (a) the scope of their respective position, authority or duties is materially adversely changed, (b) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits, (c) they are required to relocate away from their current primary place of employment, (d) they are assigned duties that are materially inconsistent with their position with the Company, (e) their immediate reporting relationships are changed or, in the case of Mr. Benchimol, he is required to report to any person or entity other than the Board, (f) with respect to Mr. Benchimol, the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; (ii) with respect to Mr. DiSipio, he gives the Company written notice of his intent to terminate his employment as a result of such event within 30 days of such event occurring; and with respect to Messrs. Henry, Nichols and Wilson, they give the Company written notice of their intent to terminate their employment as a result of such event within 60 days of such event occurring; (iii) with respect to Mr. DiSipio, the Company does not make the necessary corrections within 30 days of receipt of such written notice; and with respect to Messrs. Henry, Nichols and Wilson, the Company does not make the necessary corrections within 60 days of receipt of such written notice; and (iv) with respect to Messrs. DiSipio, Henry, Nichols and Wilson, they terminate their employment no later than 10 days following the end of their respective notice period.

In the event the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

In the event that the Executives’ employment is terminated due to death or disability, then their beneficiaries or they will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, except for Mr. Benchimol, whose beneficiary or he will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested restricted shares of the Company’s common stock or restricted stock units held by the Executives pursuant to our 2007 LTEP shall immediately vest.

In the event that the Executives’ employment is terminated by the Company without cause or by them with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to two times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs;

EXECUTIVE COMPENSATION 45

(iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event they cease to be eligible for COBRA continuation coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock and RSUs and PSUs held by them pursuant to the 2007 LTEP shall continue to vest on the applicable dates set forth in the applicable award agreements.

In the event that the Executives’ employment is terminated by the Company without cause or by them, in each case within 24 months following a change in control, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to three times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event that they cease to be eligible for COBRA continuation coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock and RSUs and PSUs held by them pursuant to the 2007 LTEP shall immediately vest upon the termination.

In the event that the employment agreements for Messrs. Henry, Nichols and Wilson are not renewed by the Company at the end of their respective terms of employment and on at least as favorable terms and conditions, Messrs. Henry, Nichols and Wilson will be entitled to those benefits payable under a termination of employment by the Company without cause as described above.

Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination for any reason, except for: (i) Mr. DiSipio who is subject to a non-competition provision for a period of six months from the date of his voluntary termination or the Company’s termination of his employment for cause and a non-solicitation provision for a period of 12 months from the date of termination for any reason; and (ii) Mr. Benchimol who is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination of employment. Additionally, the Executives are subject to ongoing confidentiality requirements.

46 EXECUTIVE COMPENSATION

The following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 31, 2015. With the exception of insured benefits, all termination payments will be made by us.

Name	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	6,579,650	8,906,975
Value of Equity Awards ($) (2)	5,756,534	5,756,534	5,756,534
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	27,492	27,492
Total ($)	8,781,534	14,563,676	16,891,001
Christopher N. DiSipio
Base Pay ($)	-	500,000	500,000
Separation Bonus ($)	500,000	1,000,000	1,500,000
Value of Equity Awards ($) (2)	2,541,987	2,541,987	2,541,987
Benefits and Perquisites: Medical ($) (3)	-	19,059	19,059
Total ($)	3,041,987	4,061,046	4,561,046
Joseph C. Henry
Base Pay ($)	-	565,000	565,000
Separation Bonus ($)	565,000	1,130,000	1,695,000
Value of Equity Awards ($) (2)	3,634,735	3,634,735	3,634,735
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	19,059	19,059
Total ($)	4,199,735	5,348,794	5,913,794
John D. Nichols
Base Pay ($)	-	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards ($) (2)	4,837,900	4,837,900	4,837,900
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	27,492	27,492
Total ($)	5,962,900	8,015,392	9,140,392
Peter W. Wilson
Base Pay ($)	-	800,000	800,000
Separation Bonus ($)	1,000,000	2,000,000	3,000,000
Value of Equity Awards ($) (2)	2,855,020	2,855,020	2,855,020
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	19,059	19,059
Total ($)	3,855,020	5,674,079	6,674,079

(1)

Under the 2007 LTEP and each of our NEO’s employment agreements, a “change in control” occurs if: (i) a person, company, government, or political subdivision, agency, or instrumentality of a government becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (iii) below; (ii) our Board is no longer composed of a majority of individuals who were either members as of the date the 2003 LTEP was adopted, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board; (iii) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the outstanding shares of our common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of

EXECUTIVE COMPENSATION 47

directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or (iv) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by each NEO for good reason. In the case of each NEO’s termination without cause by the Company or for good reason by the NEO after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. Aggregate value of unvested equity awards calculated at a price of $56.22, the closing price of our common stock on December 31, 2015.

(3)	Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year.

48 EXECUTIVE COMPENSATION

2015 DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS

The table below sets forth information regarding compensation earned by our non-management directors in 2015.

Name	Fees Earned or Paid in Cash ($) (1)		All Other Compensation ($)		Total ($)
Geoffrey Bell	213,500		-		213,500
Jane Boisseau	222,500		-		222,500
Michael A. Butt	412,500	(2)	950,000	(3)	1,362,500
Charles A. Davis	219,000		-		219,000
Robert L. Friedman	216,500		-		216,500
Christopher V. Greetham	291,000	(2)	-		291,000
Maurice A. Keane	286,500	(2)	-		286,500
Sir Andrew Large	237,500		-		237,500
Cheryl-Ann Lister	225,500		-		225,500
Thomas C. Ramey	255,500		-		255,500
Henry B. Smith	325,000	(2)	-		325,000
Alice Young	219,500		-		219,500
Wilhelm Zeller	209,000		-		209,000

(1)	Under the terms of the 2015 Directors Annual Compensation Program, the directors may elect to receive all or half of their 2015 annual board retainer and other fees relating to chair service and committee meetings attended in 2014 in AXIS common shares in lieu of cash, pursuant to individual elections. All common share amounts were derived using the fair market value of our common stock on the tenth business day in January 2015 ($48.11), pursuant to our 2015 Directors Annual Compensation Program. The following directors elected to receive 50% of their 2015 annual board retainer paid in AXIS common shares resulting in the issuance of the following AXIS common shares: Messrs. Bell (2,079) and Keane (2,078) and Ms. Boisseau (2,079). Ms. Lister received 2,359 AXIS common shares based upon her election to receive 50% of her 2015 annual board retainer, and $13,500 related to 2014 committee meeting fees, delivered in AXIS common shares. Messrs. Smith and Zeller each elected to receive 100% of their 2015 annual board retainer paid in AXIS common shares resulting in the issuance of 4,157 AXIS common shares, respectively. Mr. Friedman received 4,469 common shares based upon his election to receive 100% of his 2015 annual board retainer, and $15,000 related to 2014 committee meeting fees, delivered in AXIS common shares. Sir Andrew Large received 4,687 common shares based upon his election to receive 100% of his 2015 annual board retainer, and $25,500 related to 2014 chair service and committee meeting fees, delivered in AXIS common shares. Additionally, the following directors elected to receive 100% of their 2015 committee meeting fees in AXIS common shares using the fair market value of our common stock on the tenth business day in January 2016 ($54.20) resulting in the issuance of the following AXIS common shares: Mr. Davis (350), Mr. Friedman (303), Ms. Lister (222), Mr. Smith (1,236) and Mr. Zeller (165).

(2)	Cash payments to Messrs. Butt, Greetham, Keane and Smith includes the following fees for their service on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, during 2015: Mr. Butt ($58,000), Mr. Greetham ($55,000), Mr. Keane (58,000) and Mr. Smith (58,000).

(3)	Mr. Butt received $950,000 in consulting fee payments pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended December 5, 2013 and December 5, 2014. The consulting agreement was further amended on January 15, 2016 to extend the term of the agreement to the 2017 Annual General Meeting for an annual fee of $500,000.

2015 DIRECTORS ANNUAL COMPENSATION PROGRAM

Compensation for our directors generally consists of cash compensation in the form of annual retainer and meeting fees. Directors may elect to receive common shares of the Company in lieu of all or 50% of the annual retainer and all committee fees payable to them by notifying the Company of their election prior to January 1 of the year for which the election will be effective. The number of common shares issued to participants is based on the closing fair market value of the Company’s shares on the tenth trading day in January.

Directors who also are employees do not receive compensation for their service as directors. Pursuant to the 2015 Directors Annual Compensation Program, our non-management directors received an annual retainer of $200,000 for service on the Board. Our non-management Chairman of the Board receives an additional retainer of

2015 DIRECTOR COMPENSATION 49

$150,000, pro-rated based on months of services as Chairman in the applicable year. The Chairman of the Audit Committee receives an annual fee of $30,000, the Chairman of the Risk Committee receives an annual fee of $15,000, the Chairman of each of the Finance Committee and Compensation Committee receives an annual fee of $10,000, the Chairman of the Corporate Governance and Nominating Committee receives an annual fee of $7,500 and the Lead Independent Director receives an annual fee of $15,000. Non-management directors also receive $1,500 for each committee meeting attended. Non-management directors who become directors after January 1 of any year are entitled to a pro-rated portion of the annual director compensation based on months of service in that year.

In addition to compensation received for service on our Board, directors who serve on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, received an annual retainer in the amount of $40,000 for service as director plus $3,000 for each meeting attended.

Director Compensation for 2016. In December 2015, our Board, based upon the recommendations of our Compensation Committee, approved the following changes to director compensation:

•	Replaced committee meeting fees with an annual retainer for committee service payable in January of the service year, as follows:

Committee	Annual Retainer
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Risk Committee	$10,000

•	Increased amount payable to the Chairman of the Compensation Committee from $10,000 to $15,000;

•	Increased amount payable to the Chairman of the Risk Committee from $15,000 to $20,000; and

•	Clarified that no retainers will be recouped in the event board or committee service ceases prior to the end of the applicable service year.

50 2015 DIRECTOR COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)
Equity compensation plans approved by security holders	1,867,940	-	6,007,637
Equity compensation plans not approved by security holders	-	-	-
Total	1,867,940	-	6,007,637

(1)	Includes: (i) 13,512 phantom stock units granted under our 2007 LTEP; and (ii) 1,653,056 restricted stock units and 201,372 performance units granted under our 2007 LTEP. This balance does not include 301,153 outstanding restricted shares, 1,432,764 cash-settled restricted stock units or 70,500 cash-settled performance units.

(2)	There were no options remaining outstanding at December 31, 2015.

(3)	Includes common shares available for issuance under our 2007 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards and other equity-based or equity-related awards.

EQUITY COMPENSATION PLAN INFORMATION 51

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2015 and had discussions with management regarding the audited financial statements;

•

has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees”;

•

has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2015 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Thomas C. Ramey, Chairman

Jane Boisseau

Maurice A. Keane

Henry B. Smith

Alice Young

52 AUDIT COMMITTEE REPORT

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Recommendation of the Board

The Board recommends that you vote “FOR” the appointment of Deloitte Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS 53

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

Aggregate fees for professional services rendered for us by Deloitte Ltd. for the fiscal years ended December 31, 2015 and 2014 are set forth below.

	Fiscal Year 2015	Fiscal Year 2014
Audit Fees (1)	$4,624,859	$4,625,368
Audit-Related Fees (2)	$79,121	$45,994
Tax Fees (3)	$60,000	$23,633
All Other Fees (4)	–	–
Total	$4,763,980	$4,694,995

(1)	Audit Fees for the years ended December 31, 2015 and 2014 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate, for the provision of opinions and consents relating to our filings with the Securities and Exchange Commission and the provision of comfort letters in relation to a debt offering in 2014.

(2)	Audit-Related Fees for the years ended December 31, 2015 and 2014, related to the audit of employees’ pension plans and fees related to an annual regulatory certificate in Australia.

(3)	Tax fees for the years ended December 31, 2015 and 2014, included $51,005 and $13,782 for tax consulting services and $8,995 and $9,851 for tax compliance services, respectively.

(4)	There were no fees in the All Other Fees category for the fiscal years ended December 31, 2015 or 2014.

PRE-APPROVAL POLICY

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2015 and 2014, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

54 PRINCIPAL ACCOUNTING FEES AND SERVICES

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2017 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 25, 2016 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2017 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2017 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 8, 2017 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2017 Annual General Meeting, then the proxies designated by our Board for the 2017 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING 55

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

The proxies are solicited by our Board on our behalf for use at the 2016 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

56 OTHER MATTERS

YOUR VOTE IS IMPORTANT 24 HOURS A DAY, 7 DAYS A WEEK	VOTE BY INTERNET/TELEPHONE

INTERNET		TELEPHONE		MAIL
www.proxyvoting.com/axs		(800) 454-8683

•       Go to the website address listed above to submit your voting instructions up until 11:59 PM Eastern Time on May 4, 2016.

•       Have your proxy card ready.

•       Follow the simple instructions that appear on your computer screen.

	OR	• Use any touch tone telephone to submit your voting instructions up until 11:59 PM Eastern Time on May 4, 2016. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the enclosed envelope.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

AXIS CAPITAL HOLDINGS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

The undersigned hereby appoints Michael A. Butt and Richard T. Gieryn, Jr., and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the common shares of AXIS Capital Holdings Limited held in the name of the undersigned at the close of business on March 10, 2016 on all matters presented at the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 5, 2016 in Pembroke, Bermuda, and at any postponement or adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

(Continued, and to be marked, signed and dated, on the other side)

To include any comments, please mark this box. ☐	Computershare P.O. Box 30170 College Station, TX 77842

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 5, 2016:

The Proxy Statement, the 2015 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2015 are available at https://materials.proxyvote.com/G0692U.

Please mark, sign and date your proxy card and return it in the enclosed envelope.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE ☒

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

		FOR all nominees	WITHHOLD AUTHORITY for all nominees	EXCEPTIONS
1.	To elect the following four nominees as Class III directors of AXIS Capital Holdings Limited: (01) Albert A. Benchimol (02) Christopher V. Greetham (03) Maurice A. Keane (04) Henry B. Smith	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee listed, strike a line through that nominee’s name and check the “Exceptions” box above.

2.	To approve, by non-binding vote, the compensation paid to our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as the independent registered public accounting firm of AXIS Capital Holdings Limited for the fiscal year ending December 31, 2016 and to authorize the Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their judgment, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

DATE: , 2016

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in another representative capacity, please indicate the capacity in which you are signing.